EXHIBIT 4.3
Based on
STANDARD FORM
SHIPBUILDING CONTRACT 2000
BETWEEN
Aker Yards AS
6270 Brattvåg
Norway
(AS “BUILDER”)
AND
PGS Geophysical AS
Strandveien 4
P.O. Box 290
1326 Lysaker
Norway
(AS “BUYER”)
FOR
one Ramform seismic vessel
BUILDER’S HULL NO: 710

Norwegian Shipowners Association	Norwegian Shipbuilders Sales &
Marketing Organization

Norwegian Shipbuilders Association

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PREAMBLE
THIS CONTRACT entered into with effect from the 30th of September 2006 by and between: Aker Yards AS a company organised and existing under the laws of Norway, having its principal office at
N-6270 Brattvåg, Norway, (hereinafter called the “Builder”) and
PGS Geophysical AS, a company organised and existing under the laws of Norway having its principal office at Strandveien 4, 1324 Lysaker, Norway, (hereinafter called the “Buyer”),
WHEREBY
The scope of this Contract comprises the building and outfitting of a seismic vessel of RAMFORM design, a sistervessel to Newbuilding No. 213 under construction at Aker Yards, Langsten. The design, which is based on the patented RAMFORM hull design, is developed for the purpose of these Vessels, in cooperation between the patent holding designer and the Buyer. The hydrodynamic properties of the hull design is known to be challenging. The Vessel’s dimensions and hull lines, the needed generated power, the needed propulsion power and propulsion plant configuration and the Vessel’s sea characteristics caused by the foregoing has been determined by the patent holding designer and the Buyer.
The Vessel shall be outfitted for seismic operation, including collecting and processing of seismic data by means of towed streamers and gun arrays. The Buyer shall for his own account supply packages of seismic equipment as further defined in the Specification.
The Builder shall within the scope of this Contract arrange to take on board, mount and tie-up the seismic equipment to the Vessel’s infrastructure systems, including the physical fastening of the equipment, hydraulic piping to winches and booms, supply of high pressure air system, electrical supply and supply of fresh water.
It is hereby stated that the ownership of the design and the main design liabilities, hereunder the design’s suitability for the Vessel’s intended purpose, remains with the Buyer. However, it remains the Builder’s responsibility to install and optimize the function of all equipment in the Vessel following the same standards as for vessels constructed with conventional hull design.
In consideration of the mutual covenants herein contained, the Builder agrees to produce detail design, build, launch, equip, complete, sell and deliver to the Buyer at the Builder’s shipyard the “Vessel” as hereinafter described; and the Buyer agrees to purchase the “Vessel”, take delivery and pay for it; all in accordance with the terms hereinafter set forth.
The Builder shall be liable to comply with the requirements of the Classification Society and/or other Regulatory Bodies. However, if requirements are imposed for/because of the main design provided by the Buyer any rectification, modification or change shall be performed provided that the rectification, modification or change does not adversely affect the Builder’s other commitments. The parties shall endeavour to agree on possible adjustments in

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Contract Price and such other terms and conditions occasioned by or resulting from such rectification, modification or change. If the parties are in disagreement with respect to who is responsible for the work (in whole or in part) and/or the cost of such work, the parties shall enter into a written protocol specifying the exact dispute, after which the Builder is obliged to perform the works and the Buyer is obliged to pay the full amount claimed by the Builder as per Art III clause 3 (e), without any right to set off and without any right to claim a bank guarantee in accordance with Art 3 clause 3. The Buyer has a right to refer the dispute to arbitration in accordance with Article XIX within 10 workings days following the Delivery and Acceptance, failing which the terms set out by the Builder shall be final. The subject matter for the arbitration shall be limited to who is responsible for the works and the cost of the works. The time consequence and other terms or condition is not subject to arbitrational review.

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ARTICLE 1 DEFINITIONS
In this CONTRACT the following words shall have the meaning set out hereinbelow:

“Banking Days”	days where banks are open for business in:

Norway and the country where the BUYER has its principal office and the country where the bank set out in Article III clause 3 is situated and the country of the currency set out in Article III clause 2

“Builder”	the company referred to as “Builder” in the preamble, inclusive of its servants and employees

“Buyer”	the company referred to as “Buyer” in the preamble, inclusive of its servants and employees

“Buyer’s Supplies”	any item, equipment, stores or services ordered directly by the Buyer from the manufacturer or supplier, which shall not be supplied and/or paid for by the Builder in accordance with the terms of the Contract

“Classification Society” or “Class”	the Classification Society referred to in Article II clause 3

“Contract”	this Standard Form Shipbuilding Contract with its Appendices and Exhibits including Specifications and Drawings, and any amendments thereto

“Contract Delivery Date”	the date set out in Article VIII clause 1.

“Contract Price”	the Original Contract Price, as adjusted in accordance with the terms of the Contract

“Date of Contract”	the date specified in the preamble to this Contract, regardless of whether the contract actually is signed on this date or whether the contract is signed with subject

“Delivery and Acceptance”	the physical delivery of the Vessel from the Builder to the Buyer

“Delivery Date”	Contract Delivery Date, as adjusted for Permissible Delay

“Drawings”	the plans and drawings listed in Appendix I hereto

“Flag State”	the State referred to in Article II clause 5

“Force Majeure”	any one or more of the events set out in Article IX clause 1

“Force Majeure Delay”	a delay caused by Force Majeure, which according to Article IX constitutes Permissible Delay

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“Guarantee Period”	a general period of 24 months from the Delivery and Acceptance of the Vessel, with the exception of some smaller subcontractors who may not be able to accept a guarantee period up to 24 months. The Builder shall notify the Buyer in writing before accepting a shorter guarantee period from such subcontractor. In no circumstances shall the guarantee period for any subcontractor be less than 12 months.

“Maker’s List”	an agreed list of suppliers approved for delivery of equipment, machinery or services which shall be included in the Specifications

“Original Contract Price”	the price stipulated in Article III clause 1

“Permissible Delay”	all delays, inclusive of Force Majeure Delay, causing delay in delivery of the Vessel which according to the terms of the Contract permit postponement of the Delivery Date

“Regulatory Bodies”	the relevant authorities imposing rules and regulations with which the construction and delivery of the Vessel must comply, which shall include the authorities of the Flag State together with other authorities set out in the Specifications

“Representative”	a person or persons authorised by the Buyer as set forth in Article V clause 2

“Specifications”	the specifications referred to in Appendix I hereto

“Subcontractor”	any person (not being a servant or employee of the Builder) or company, with whom the Builder has entered into a contract for the design, construction, manufacture or supply of any item, equipment, work or service for the Vessel

“Vessel”	the vessel described in Article II.

“Working Day”	a day when work is normally performed in the country of the Builder’s yard as referred to in Article II clause 1

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ARTICLE II THE VESSEL, DESCRIPTION AND CLASS
1. Description and Standard
The Vessel shall be built at the Builder’s yard at Tomrefjord, and shall have the Builder’s Hull No 710 and be detail-designed, constructed, equipped, completed and delivered by the Builder in accordance with the provisions of the Contract. The hull shall be built at Aker Yards’ hullyard at Tulcea, Romania.
In the event of inconsistency between this Standard Form Shipbuilding Contract and the Specifications and/or the Drawings, this Standard Form Shipbuilding Contract shall prevail. In the event of inconsistency between the Specifications and the Drawings, the Specifications shall prevail. In case of inconsistency between any of the Drawings, the later in date shall prevail.
The Vessel shall be designed and built in accordance with first class shipbuilding practice in Western Europe for new vessels of similar type and characteristics as the Vessel.
Unless otherwise follows from the Specifications and Drawings, Newbuilding No. 213 shall be used as a reference vessel with regard to quality, workmanship and standard, and with regard to the interface between vessel and seismic equipment.
2. Main Dimensions and Characteristics.
Characteristics:
The Vessel is to be built as a seismic vessel for world wide operation, arranged for towing of up to 22 streamers
Dimensions:

Overall length:	102.20 metres
Length between P.P.:	95.00 metres
Breadth moulded:	40.00 metres
Depth moulded to uppermost deck:	21.00 metres
Cargo capacity:
The Vessel’s deadweight shall be approx. 6,500 tons (of 1000 kg each) on international summer freeboard, corresponding to a mean draft in saltwater (specific gravity 1.025) of 7.30 metres. The specified deadweight shall include fuel, provisions, stores, freshwater, crew and passengers in addition to spare parts in excess of the requirements of Class.
Propulsion machinery:
The propulsion machinery is of diesel electric type:

Power plant:	Four generating sets each 4,145 kW, and Two generating sets each 2,765 kW, Total 22,110 kW.

Propulsion plant:	Two “twin in single out” propulsion lines, each driven by 2 * 3,250 kW electric motors, total 13,000 kW.

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Speed:
Fuel consumption:
The further details of the above main particulars, as well as definitions and methods of measurements and calculation shall be as described in the Specification.
3. Classification, Rules and Regulations
The Vessel, including its machinery, equipment and outfittings shall be designed and constructed in accordance with the rules and regulations of Det Norske Veritas (the Classification Society), with the following Class notation: DNV +1A1, Ice C, E0, HELDK, RP, CLEAN, TMON. The Vessel shall further comply with the applicable rules, regulations and requirements of the Regulatory Bodies. All such rules, regulations and requirements shall be complied with without conditions/recommendations.
All fees and charges incidental to and in respect of compliance with Class and the rules, regulation and requirements of the Class or Regulatory Bodies referred to above shall be for the account of the Builder.
4. Subcontracting
The hull and major sections thereof are to be built by the Builder at the Yard set out in Article II, clause 1, unless the Buyer consents otherwise, such consent not to be unreasonably withheld. Save as aforesaid, the Builder may, at its sole discretion and responsibility, subcontract any portion of the construction of the Vessel. The Builder shall remain fully liable for the due performance of such work as if done by the Builder at the Builder’s yard.
Except as otherwise stipulated in the Specifications and the “Maker’s List” or agreed in writing, the Builder may, without interference from the Buyer, freely choose its Subcontractors, but the Builder shall in ample time notify the Buyer in writing before placing major orders for equipment or services with Subcontractors, and shall give reasonable consideration to Buyer’s request. Any opinions or requests made by the Buyer entail no alteration of the Builder’s obligation and liability under the Contract.
5. Certificates and Registration
The Builder shall provide, deliver and pay for all certificates necessary for the approval of the Vessel, as further set out in the Contract, together with all documents reasonably required by the Buyer necessary for the registration of the Vessel in Bahamas (Flag State). Unless in contradiction to the Flag State regulations, the Vessel shall also be built in compliance with NIS regulations. The Vessel shall be registered by the Buyer at its own cost and expense.

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ARTICLE III PRICE AND PAYMENT TERMS
1. Original Contract Price
The Original Contract Price is NOK 578,000,000 (Norwegian kroner five hundred and seventy eight millions).
The Original Contract Price shall be adjusted to reflect Variation Orders which have been agreed for Newbuilding No. 213 and which shall be implemented also for this Newbuilding No. 710. The adjustment to the Original Contract Price on Variation Orders relating to redesign or rebuilding shall take into consideration that the extent of redesign or rebuilding needed in relation to Newbuilding No. 710 may be limited.
The Original Contract Price shall in addition be adjusted to reflect the change in cost price compared to Newbuilding No. 213, expressed as the counter value in NOK, of the Buyer-negotiated equipment packages, comprising the Wärtsilä propulsion equipment, the Wärtsilä diesel engines replacing the Bergen diesel engines and the ABB electrical equipment.
2. Currency
All payments by the Buyer to the Builder under the Contract shall be made in Norwegian kroner (NOK).
3. Terms and Method of Payment
The Original Contract Price, adjusted as described under subclause 1 above, shall — subject to notices being given under this Article III clause 3, — be paid in instalments as follows:
(a)	1st Instalment:

A sum equalling 20% of the Original Contract Price shall be paid three (3) Banking Days after the Date of the Contract.

(b)	2nd Instalment:

A sum equalling 20% of the Original Contract Price, adjusted as described under subclause 1 above including any portion of such adjustment applicable to the 1st Installment, shall be paid within 5 Banking Days after start of steel cutting, as confirmed by a certificate from the Classification Society.

(c)	3rd Instalment:

A sum equalling 20% of the Original Contract Price, adjusted as described under subclause 1 above, shall be paid within 5 Banking Days after the Vessel is set afloat in Romania (Tulcea) as confirmed by a certificate from the Classification Society.

(d)	4th Instalment:

A sum equalling 20% of the Original Contract Price, adjusted as described under subclause 1 above, shall be paid within 5 Banking Days after the Vessel arrives at

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Builder’s yard in Tomrefjord as confirmed by a certificate from the Classification Society.

(e)	Instalment on Delivery and Acceptance:

A sum equalling 20% of the Original Contract Price, adjusted as described under subclause 1 above,, plus any increase or minus any decrease due to adjustments of the Contract Price hereunder, shall, subject to the other provisions of the Contract, be paid upon Delivery and Acceptance of the Vessel.
All instalments shall be remitted to Buyer’s bank (to be informed), to an account specified by Builders.
The instalments under 3 (b) to 3(d) (both inclusive) unless payable on specific dates, shall under no circumstances fall due until 14 days from receipt of written notice from the Builder. Notice of the instalment payable on Delivery and Acceptance shall include notice of adjustments, if any.
On Builder’s request, the Buyer shall provide to the Builder all information necessary to enable the Builder to reasonably satisfy himself that the Buyer has financial arrangements or resources to pay the instalments when due.
The Buyer’s obligation to pay the first and subsequent instalments, excluding the instalment payable on Delivery and Acceptance, shall be subject to the Builder providing the Buyer with refund guarantee(s) from a bank or other financial institution, satisfactory to the Buyer and securing the repayment obligation of the Builder if the contract is lawfully cancelled.
The Buyer’s payment obligation is also subject to the Builder providing to the Buyer a performance guarantee from Aker Yards ASA for the Builder’s obligations according to the Contract, limited to 10% of the Original Contract Price.
The Builder may retain the Vessel until full payment has been made in accordance with the agreed payment terms. If the Builder is unable to present a final account at delivery, the Buyer may require the Vessel to be delivered in return for a bank guarantee or other security, satisfactory to the Builder, for the reasonably estimated balance owed to the Builder. Costs of such guarantee to be for Builder’s account.
In the event of any dispute concerning the payment on delivery of the Vessel, including the question of the Buyer’s right to offset any claim it may have, the Buyer may by paying the entire amount demanded by the Builder require the Builder to provide a bank guarantee or other security satisfactory to the Buyer for the disputed amount. The Builder cannot in such case refuse to deliver the Vessel. If the Builder does not wish to issue security for the disputed part of the claim, the Buyer is entitled to take delivery of the Vessel against payment of the undisputed amount and provide a bank guarantee or other security satisfactory to the Builder for the disputed part of the claim. Security which has been issued by a party pursuant to this sub-clause terminates automatically unless the other party has brought legal action pursuant to Article XIX below within 3 months from date of issue of the security. The costs of security shall be shared proportionately between the parties according to the final outcome of the dispute.

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If the Builder delivers the Vessel with Delivery Deficiencies as set out in Article VII, the Buyer may require the Builder to provide a bank guarantee upon delivery at an amount equal to the reasonable calculated cost of the Builder’s obligations related to the Delivery Deficiencies.
If on or before Delivery and Acceptance of the Vessel the Builder is declared bankrupt, proposes or enters into a fund or a formal composition arrangement or moratorium or otherwise proves to be in such financial position that it is likely to be unable during the Guarantee Period to perform its guarantee obligations, the Buyer may demand that the Builder shall provide satisfactory security for the performance by the Builder of such guarantee obligations, limited to 5 % of the Original Contract Price, or failing such guarantee, the Buyer is entitled to deposit the equivalent amount in an escrow account in the joint name of the Builder and the Buyer and to deduct this amount from the instalment to be paid on Delivery and Acceptance.
Failure by the Buyer to pay on time any part of the Contract Price shall entitle the Builder to charge interest at the rate of 6 % per annum thereon.
ARTICLE IV ADJUSTMENT OF CONTRACT PRICE – CANCELLATION BY THE BUYER
The Contract Price shall be subject to adjustments, as hereinafter set forth, in any of the events set out in this Article IV (it being understood by both parties that any reduction of Contract Price is by way of liquidated damages and not by way of penalty) and the Builder shall not in any way be responsible or liable for any other consequences by way of damages or otherwise as a consequence of any of the matters hereinafter set forth in this Article IV, except for the Buyer’s right to cancel in accordance with the provisions of the Contract.
1. Late Delivery
(a)	If the delivery of the Vessel is delayed beyond the Delivery Date, the Contract Price shall be reduced by deducting therefrom as follows:

1st — 30th day	No reduction
31st — 60th day	NOK 250,000.- pr. day
61st — 150th day	NOK 390,000.- pr. day
151st — 180th day	NOK 450,000.- pr. day
The maximum reduction in the Contract Price for delayed delivery shall not exceed the total of the above liquidated damages for 180 days of delay.

(b)	If the delay in delivery of the Vessel shall continue for a period in excess of 180 days after Delivery Date, the Buyer may at its option cancel the Contract.

Provided the Buyer has not sent notice of cancellation as provided for in Article XII hereof within 185 days of delay having elapsed after the Delivery Date, the Builder may demand in writing that the Buyer shall make an election either to cancel the

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Contract, or to consent to the acceptance of the delivery at a specific future date reasonably estimated by the Builder to be the date when the Vessel will be ready for delivery; in which case the Buyer shall, within 15 days after such demand is received by Buyer, notify the Builder of its choice it being understood that, if the Buyer elects not to cancel and the Vessel is not delivered by such future date, the Buyer shall have the right to cancel the Contract.

(c)	If the total accumulated delay of non Permissible Delay and of Force Majeure Delay, but excluding other Permissible Delay, amounts to 270 days or more, then in such event the Buyer may cancel the Contract. The Builder may, at any time thereafter, demand in writing that the Buyer shall make an election either to cancel the Contract or to consent to the acceptance of the delivery at a specific future date reasonably estimated by the Builder to be the date when the Vessel will be ready for delivery, in which case the Buyer shall, within 15 days after such demand is received by Buyer, notify the Builder of its choice; it being understood that, if the Buyer elects not to cancel and the Vessel is not delivered by such future date, the Buyer shall have the right to cancel the Contract.

(d)	If it can be established beyond any reasonable doubt that the Vessel will be delayed for more than 180 days as per paragraph (b) above, or be delayed for more than 270 days as per paragraph (c) above, the Buyer shall have a right forthwith to cancel the Contract.
2. Speed deficiency
Builder has no liabilities related to Speed deficiencies, however if the speed deficiency is caused by a defect for which the Builder has the risk pursuant to the preamble of this Contract, the Builder shall be obliged to rectify such defects as set out in article X.
3. Deficiency in Fuel Consumption
Builder has no liabilities related to Fuel Consumption deficiencies, however if the fuel consumption deficiency is caused by a defect for which the Builder has the risk pursuant to the preamble of this Contract, the Builder shall be obliged to rectify such defects as set out in article X.
4. Deficiency in Deadweight
If the deadweight (6,500 tons) stipulated in Article II, adjusted for any weight deviances related to Buyer’s Supplies and Buyer-negotiated equipment packages, is not attained and the reduction exceeds 3 % of the stipulated deadweight, the Contract Price shall be reduced by NOK 20,000.- for each ton of the reduction in excess of the said 3%, but always limited to a maximum of NOK 5,840,000.-.
If the reduction in deadweight is more than 7.5 % of the stipulated deadweight Buyer may cancel the Contract.

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5.	Deficiency in Bollard pull
Builder has no liabilities related to Bollard pull deficiencies, however if the Bollard Pull deficiency is caused by a defect for which the Builder has the risk pursuant to the preamble of this Contract, the Builder shall be obliged to rectify such defects as set out in article X.
6.	Maximum amount of Liquidated Damages
The total reduction in the Contract Price in accordance with this Article IV shall under no circumstances exceed 12.5% of the Contract Price.
*   *   *
If the Contract is cancelled pursuant to this Article IV, the instalments paid by the Buyer shall be repaid forthwith in accordance with Article XII clause 1.
Insofar as items 1 to 5 inclusive above are not filled in, the provisions of Article X of the Contract shall apply.
If Article II clause 2 includes figures with the qualification “about”, such qualification shall be disregarded for the purposes of calculation of liquidated damages and the right of cancellation pursuant to this Article IV.
ARTICLE V      APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION
1.	Approval of Plans and Drawings
As soon as possible after the Date of Contract the Builder shall put forward a proposed detailed building schedule, including a schedule for testing. The Buyer shall make its comment on the schedule as soon as possible and at the latest within 7 days. The schedules shall be issued by the Builder in writing not later than 30 days after the Date of Contract.
(a)	In accordance with the construction schedule of the Vessel and provisions in the Specifications, the Builder shall submit to the Buyer 3 copies of the plans and drawings for its approval at the address set forth in Article XVII hereof. The Builder shall send a notice by telefax (or by such other electronic means as the parties may agree) to the Buyer giving the date of despatch of such plans and drawings, and the Buyer shall confirm receipt of such plans and drawings. The Buyer shall within 14 Working Days after receipt thereof, send to the Builder 1 copy of such plans and/or drawings with Buyer’s approval or comments (if any) written thereon. Such comments shall be as complete as possible.

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(b)	If Buyer’s comments on the plans and drawings are unclear or unspecified, the Builder may by fax notice to the Buyer request a clarification, and failure by the Buyer or its Representative to respond to this request within 3 Working Days of receipt of such notice shall entitle the Builder to place its own reasonable interpretation on such remarks, comments or amendments when implementing the same.
(c)	If the Builder and the Buyer fail to agree whether such comments or remarks are of such a nature or extent as to constitute modification or change under Article VI hereof, the Builder shall nevertheless proceed with the construction based on the Buyer’s comments if so requested by the Buyer. If it is established by mutual agreement or by arbitration as per Article XIX, that the comments, remarks or amendments constitute a modification or change under Article VI, the Builder shall be entitled to an appropriate adjustment of the Contract Price, Delivery Date and/or the characteristics of the Vessel. Article VI clause 1, first paragraph to apply.
(d)	In the event that the Buyer fails to return the plans and drawings to the Builder within the time limit specified in (a) above, the Builder shall by fax to the Buyer request the return of same within 3 days, failing which the Builder shall have the right to consider such plans and drawings as approved by the Buyer.
(e)	The Buyer’s approval or non approval of drawings shall not affect any of the Builder’s obligations hereunder, including the Builder’s obligation to deliver the Vessel fully approved by the Regulatory Bodies, or the Builder’s responsibility under Article X hereof.
2.	Appointment of Buyer’s Representative
The Buyer may send to and maintain at the Builder’s yard, at the Buyer’s own cost and expense, one or more representatives, of whom only one shall be duly authorised in writing by the Buyer (herein called the “Representative”) to act on behalf of the Buyer in attending the tests and inspections relating to the Vessel, its machinery, equipment and outfitting, and in any other matters for which he is specifically authorised by the Buyer. Unless otherwise advised by the Buyer in writing, the Representative shall have no general authority to change the Contract or to approve plans and drawings. The Representative shall, however, be authorised to sign Change Order Forms (Article VI clause 1) on behalf of Buyer, unless otherwise advised by Buyer in writing. The Representative shall have as many assistants as he may require, but any and all approvals must be given by the Representative and be in writing.
3.	Inspection by Representative
The inspection of the Vessel, its machinery, equipment and outfittings shall be carried out by the Classification Society, Regulatory Bodies and the Representative and/or his assistants throughout the entire period of construction, in order to ensure that the Vessel is duly constructed in accordance with the Contract.

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Whilst the Vessel is under construction and until Delivery and Acceptance, the Representative and his assistants shall during all working hours be given free access to the Vessel, its engines and accessories, and to any other place where work is being done, or materials are being processed or stored in connection with the construction of the Vessel, including the yards, workshops and offices of the Builder, and the premises of the Subcontractors of the Builder who are doing work or storing materials in connection with the Vessel’s construction.
The Representative and his assistants shall, during the construction of the Vessel, have the right to attend all tests, trials and inspections undertaken in respect of the Vessel, its machinery, equipment and outfittings. The Builder shall give reasonably notice in advance of any such tests and inspections to the Representative to enable him or any of his assistants to attend. Failure of the Representative or his assistant(s) to be present at such tests and inspections after due notice to him as above provided shall be deemed to be a waiver of his right to be present.
The Builder shall seek to arrange with its Subcontractors that the Representative or his assistants have a similar right of inspection and supervision in respect of the work performed by the Subcontractors.
The Representative may communicate direct with the Classification Society and all other Regulatory Bodies, but such communication shall not unreasonably interfere with the Builder’s communication with these institutions. The Representative may also view relevant formal correspondence between these institutions and the Builder and to a reasonable extent obtain copies of same.
In the event that the Representative discovers any design, construction or material or workmanship which in his opinion does not conform to the requirements of the Contract, the Representative shall as soon as possible advise the Builder of such non-conformity. Unless the Builder agrees to rectify the matter, a notice thereof (which may be included in minutes of meeting or similar) shall be given to the Builder.
Inspection as described in this clause shall not constitute any changes in the Builder’s obligation under the Contract.
4.	Facilities
The Builder shall furnish the Representative and his assistant(s) with adequate office space both at Tulcea and in Tomrefjord, and such other reasonable facilities according to the Builder’s practice at, or in the immediate vicinity of, the shipyard as may be necessary to enable them to effectively carry out their duties. At Tomrefjord the office space shall be suitable for minimum 10 persons. Both places telecommunication shall be for the Builder’s account and the Builder shall arrange at their costs for broadband connections.
5.	Representative — Division of Liability
The Representative and his assistant(s) shall at all times be deemed to be the employees of the Buyer and not of the Builder. The Builder shall be under no liability whatsoever to the Buyer, the Representative or his assistant(s), and the Buyer shall keep the Builder harmless, for personal injuries, including death, suffered during the time when the Representative or his

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assistant(s) are on the Vessel, or within the premises of either the Builder or its Subcontractors or are otherwise engaged in or about the construction of the Vessel, unless, however, such personal injuries, including death, were caused by gross negligence of the Builder, or of any its employees or agents or Subcontractors. Nor shall the Builder be under any liability whatsoever to the Buyer, the Representative or his assistant(s) for damage to, or loss or destruction of property of the Representative or his assistant(s) unless such damage, loss or destruction is caused by gross negligence of the Builder, or any of its employees or agents or Subcontractors.
The Buyer, the Representative and his assistant(s) shall be under no liability whatsoever to the Builder, the Builder’s employees or Subcontractors, and the Builder shall keep the Buyer, the Representative or his assistant(s) harmless, for personal injuries, including death, unless such personal injuries including death were caused by gross negligence of the Representative or his assistants. Nor shall the Buyer be under any liability whatsoever to the Builder, the Builder’s employees or Subcontractors for damage to, or loss or destruction of property of the Builder, its employees or Subcontractors unless such damage, loss or destruction were caused by gross negligence of the Representative or his assistant(s).
6.	Responsibility of Buyer
The Buyer shall undertake and assure that the Representative and his assistants shall carry out their duties hereunder in accordance with normal shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the Vessel, and/or any disturbance to the construction schedule of the Builder.
The Builder has the right to request the Buyer to replace the Representative or any of his assistants who is deemed by the Builder to be unsuitable and unsatisfactory for the proper progress of the Vessel’s construction. The Buyer shall investigate the situation by sending its representative(s) to the Shipyard if necessary, and if the Buyer considers that such Builder’s request is justified, the Buyer shall effect such replacement as soon as convenient.
ARTICLE VI      MODIFICATIONS AND CHANGES
1.	Modification of Specifications
The work to be performed by the Builder under the Contract can be modified or changed by request from the Buyer provided that such modifications or changes will not adversely affect the Builder’s other commitments, and provided further that the parties shall first agree to possible adjustment in Contract Price, the Delivery Date and such other terms and conditions occasioned by or resulting from such modification or change. Such agreement shall be effected either by way of exchanges of letters duly signed by authorised representatives of the parties, or by signed change order form, or by minutes of meeting or similar signed by authorised representatives of the parties, which shall constitute the necessary amendments to the Contract. Possible increase or decrease in the Contract Price shall be calculated in accordance with unit prices (inclusive of administration costs) as set out in the Specification, or budget prices if such prices are available, otherwise as per the Builder’s customary price for such work at Romanian or Norwegian yards as the case may be.

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If modifications or changes are made without such written agreement as aforesaid, or if the Builder fails to notify the Buyer in writing without undue delay that there are modifications or changes which will require an increase in the Contract Price, delayed delivery, changes in the Vessel’s characteristics or other changes in the Contract, the Builder will not be entitled to any increase in the Contract Price, adjustment of Delivery Date or other adjustments, and the Contract will remain unchanged.
The Builder is entitled to make minor modifications or changes to the Specifications, if found necessary to suit the Builder’s local conditions or facilities, the availability of materials and equipment, the introduction of improvement methods or otherwise, provided that the Builder shall first obtain the Buyer’s approval, which shall not be unreasonably withheld or delayed.
2.	Change in Rules and Regulations
If, after the Date of Contract, there are any changes in the rules, regulations and requirements (including official changed application of the rules) of Class or Regulatory Bodies, the following shall apply:
(a)	The Builder shall as soon as possible notify the Buyer thereof, and the Builder shall be obliged — except as otherwise agreed — to carry out the required changes in accordance with the provisions set out below, provided always that any changes in such rules, regulations or requirements which are published on or before the Date of Contract, and which apply mandatory to the Vessel on or before the Contract Delivery Date shall not give to the Builder a right to claim any adjustments of the price, delivery date or other contract terms.

(b)	If such change is or will be compulsory for the Vessel, the Builder shall incorporate such alteration or change into the construction of the Vessel, unless otherwise instructed by the Buyer. The parties shall endeavour to agree on such adjustments to the Contract as set out in clause 1 above, failing which, the changes to the Contract shall be decided by arbitration in accordance with Article XIX.

(c)	If such change is not or will not be compulsory for the Vessel, but the Buyer nevertheless desires to incorporate such change, this shall be considered a change or modification, as provided for in clause 1 of this Article VI.

3.	Substitution of Materials
If any of the materials required by the Specifications or the Maker’s List cannot be procured in time or are in short supply, the Builder may, in order to maintain the Delivery Date and subject to the Buyer’s approval, which shall not unreasonably be withheld and which shall be provided without undue delay, supply other materials capable of meeting the requirements of the Classification Society or Regulatory Bodies. No extra charges shall be made to the Buyer and, except that any savings shall be credited to the Buyer, the Contract shall remain unaltered.

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ARTICLE VII       TEST AND TRIALS
1.	Notice
The Builder shall before delivery, by not less than 7 days written notice to the Buyer, notify the time and place for the sea trial for the Vessel. The Buyer shall have its Representative onboard the Vessel to witness the sea trial. Failure by the Representative to attend at the sea trial without any valid reason despite a notice to the Buyer as aforesaid, shall be deemed to be a waiver by the Buyer of its right to be present.
The Builder may after due notice conduct the sea trial without the Representative of the Buyer being present, provided a representative of the Classification Society is present, and in such case the Buyer shall be obligated to accept the results of the sea trial on the basis of a certificate of the Builder confirmed by the Classification Society and/or Regulatory Bodies stating the results of the sea trial.
2.	Weather Conditions
The sea trial shall be carried out under weather conditions as set out in the Specifications. Any delay in delivery caused by delay of the sea trial due to unfavourable weather conditions shall be considered Permissible Delay.
3.	How conducted
The sea trial shall be carried out in the presence of representatives from the Classification Society and / or Regulatory Bodies, and shall be conducted in the manner described in the Specifications, and shall be sufficient in scope and duration to enable all parties to verify and establish that all elements are functioning in accordance with the Contract.
All expenses in connection with the sea trial shall be for the account of the Builder, including without limitation all necessary crew.
4.	Method of Acceptance or Rejection

(a)	Upon completion of the sea trial and when the trial results are available, and if the Builder considers the results thereof demonstrates that the Vessel conforms with the Contract, the Builder shall immediately give the Buyer a written notice of completion stating when the Vessel is ready for delivery. The Buyer shall within 48 consecutive hours after receipt of this notice and the test results notify the Builder in writing of its acceptance or rejection of the Vessel.

(b)	If the results of the sea trial demonstrate that the Vessel or any part or equipment thereof does not conform to the requirements of the Contract, or if the Buyer for other valid reasons rejects the Vessel, the Builder shall take all necessary steps to rectify such non-conformity. If necessary the Builder shall for its own account carry out a further sea trial in accordance with Article VII to ascertain that the Vessel complies with the terms of the Contract. Upon demonstration by the Builder that the

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deficiencies have been corrected, a notice thereof and of the readiness of the Vessel for delivery, shall be given to the Buyer, who shall then within 48 consecutive hours after receipt of such notice together with the new test results notify the Builder of its acceptance or rejection.

(c)	If the Buyer for any reason rejects the Vessel, the Buyer shall in its notice of rejection give particulars of its reason therefore in such detail as can be reasonably required.

(d)	The Buyer shall not be obliged to take delivery of the Vessel if it is not fully in conformity with the Contract, or if there are any conditions or recommendations imposed by the Classification Society and/or Regulatory Bodies. However, and only in the circumstances described below, if the deficiencies or the conditions/ recommendations are of minor importance (“Delivery Deficiencies”), and the Builder is unable to rectify the matter within a reasonable time, the Builder may nevertheless require the Buyer to take delivery of the Vessel, provided:
(i)	the Builder undertakes for its own account to remedy the deficiency or fulfil the requirement as soon as possible, and

(ii)	the Builder shall indemnify the Buyer for any loss incurred as a consequence thereof, including loss of time
The Parties shall, for the purpose of this provision, on delivery draw up a list of Delivery Defects identifying the defects in question. The defects so listed shall be deemed to be Delivery Deficiencies for the purpose of this sub-clause.
(e)	If the Builder disputes the rejection by the Buyer, the case shall be submitted for final decision by arbitration in accordance with Article XIX hereof.

5.	Effect of Acceptance
Acceptance of the Vessel as provided above, shall be final and binding and shall preclude the Buyer from refusing formal delivery on basis of any alleged deficiency in any part or parts of the Vessel which were tested during the sea trial, provided all other procedural requirements for delivery have been met.
6.	Disposition of Surplus Consumable Stores
Any fuel oil, unused lubricating oil, grease, fresh water or other consumable stores furnished by the Builder for the sea trial, remaining onboard the Vessel at the time of delivery shall be purchased by the Buyer from the Builder at the original net purchase price thereof (Builder to provide supporting invoices), and payment therefore shall be effected by the Buyer on Delivery and Acceptance of the Vessel.

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ARTICLE VIII       DELIVERY DATE AND DELIVERY
1.	Time and Place
The Vessel shall be delivered at the Builder’s yard (see Article II) or in the vicinity thereof free and clear of all liens, claims, mortgages and other encumbrances in a clean and seaworthy condition, ready for service, on June 30, 2009 (the Contract Delivery Date), except that in the event of net delays in the construction of the Vessel or any performance required under the Contract due to causes which under the terms of the Contract permit postponement of the Delivery Date (Permissible Delay), the Delivery Date shall be postponed accordingly. Unless otherwise agreed, the Vessel shall not be delivered earlier than maximum 2 weeks prior to the Contract Delivery Date.
2.	When and how effected
Provided that the Buyer has fulfilled all of its obligations under the Contract, delivery of the Vessel shall be effected forthwith upon acceptance thereof by the Buyer by the concurrent delivery by each of the parties hereto to the other of a Protocol of Delivery and Acceptance signed by each party. Both parties have the right to make reservations or notes in the Protocol, or in a separate document signed by the parties “for acknowledgement of receipt only”.
3.	Documents to be delivered to the Buyer
Upon delivery and acceptance of the Vessel, the Builder shall provide and deliver to the Buyer at its expense the following documents, which shall accompany the Protocol of Delivery and Acceptance:
(a)	Protocol of Trials made pursuant to the Specifications.

(b)	Protocol of Inventory and Equipment of the Vessel, including spare parts and the like, all as specified in the Specifications.

(c)	Protocol of Surplus Consumable Stores referred to under Article VII hereof which are payable by the Buyer to the Builder.

(d)	Drawings and Plans pertaining to the Vessel together with all necessary instruction manuals, as further stipulated in the Specifications.

(e)	All Certificates including the Builder’s Certificate required to be furnished upon Delivery and Acceptance of the Vessel pursuant to the Contract and the Specifications. It is agreed that if, through no fault on the part of the Builder, the Classification Certificate and/or other required certificates are not available at the time of delivery, provisional certificates shall be accepted by the Buyer, provided that the Builder at its expense shall furnish the Buyer with final certificates as promptly as possible. If final certificates are not provided or obtained within a reasonable time, the Builder shall compensate the Buyer for any damages, losses and extra expenses caused thereby.

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(f)	Declaration of Warranty by the Builder that the Vessel is free and clear of any liens, claims, charges, mortgages and other encumbrances.

(g)	Commercial invoice

(h)	Bill of Sale or other relevant document that certifies that the title of the Vessel passes to the Buyer.

4.	Title and Risk
Title to and risk of loss of or damage to the Vessel shall pass to the Buyer upon Delivery and Acceptance thereof by the Buyer.
5.	Removal of Vessel
The Buyer shall take possession of the Vessel immediately upon Delivery and Acceptance thereof, and shall remove the Vessel from the premises of the Builder within three (3) days after the Delivery and Acceptance as aforesaid. If the Buyer does not remove the Vessel within the said period, the Buyer shall thereafter pay to the Builder reasonable mooring charges for the Vessel.
ARTICLE IX      DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)
1.	Cause of Delay

(a)	In case of Force Majeure Delay, the Delivery Date shall be postponed by the number of days corresponding to the net delay in delivery as set out below. It shall be considered a Force Majeure Delay if the Delivery and Acceptance of the Vessel is prevented or delayed as a consequence of extraordinary circumstances or events beyond the Builder’s control, such as:

Acts of God; acts of princes and rulers; requirements of government authorities; war or warlike condition, civil commotion or riots, mobilisation; sabotage; strike or lockout (except local labour disturbances at the Builder’s yard) quarantines; flood, typhoons, hurricanes, storms or other extraordinary weather conditions not included in normal planning; earthquakes, tidal waves, landslide; fires, explosions, collisions or stranding; import or export bans or restrictions; prolonged failure, shortage or restriction of electrical current, oil or gas;

and/or: any other extraordinary events beyond the control of the Builder;

and/or: by late delivery of major parts or of important performance by Subcontractor(s) where the cause of delay would have been recognised as Force Majeure Delay under this Article IX if it had affected the Builder, provided that the Builder has shown due diligence in its choice of Subcontractor and ensured a reasonable margin for delays, so that at the time of ordering same it could reasonably be expected by the Builder to be delivered in time;

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and/or: delays in the Builder’s other commitments resulting from Force Majeure as herein described directly causing delay of the Builder’s performance hereunder;

Provided always:

that there shall be no Force Majeure Delay if such delay could reasonably have been foreseen or anticipated by the Builder on the Date of Contract, or that it could have been prevented or overcome by the exercise of due diligence by the Builder, its servants, employees or Subcontractors.

(b)	The provisions under sub-clause (a) above apply whether or not the Force Majeure occurs after the Contract Delivery Date.

(c)	The Builder is obliged to do its utmost to avoid or minimise the Force Majeure Delay.

2.	Notice of delay

(a)	Within 10 days after the Builder becomes aware or should have become aware of any cause of delay as aforesaid, on account of which the Builder will claim that it is entitled under the Contract to postpone the Delivery Date, the Builder shall notify the Buyer in writing or by telefax, confirmed by registered mail, of the date such cause of delay commenced. Likewise, within 10 days after the date such cause of delay ended, the Builder shall notify the Buyer in writing or by telefax, confirmed by registered mail, of the date when such cause of delay ended.

Failure by the Builder to give such notices as aforesaid shall prevent the Builder from subsequently claiming Force Majeure Delay on account of such circumstances.

(b)	The Builder shall notify the Buyer of the period, by which the Delivery Date is postponed by reason of such cause of delay, with all reasonable despatch after it has been determined. Failure by the Buyer to object to the Builder’s claim for postponement of the Delivery Date within 10 days after receipt by the Buyer of such notice shall be deemed to be a waiver by the Buyer of its right to object to such postponement of the Delivery Date for the net delay caused by the Force Majeure event, provided always that the Builder’s information in respect of the cause of the delay and the consequences thereof were correctly stated in the notice.

3.	Permissible Delay
Delays on account of such causes as specified in this Article IX, Clause 1, in Article VI or Article XVI, Clause 1 (d) and (e) hereof and any other delays caused by non fulfilment by the Buyer of the Buyer’s obligation hereunder or any other delays of a nature which under the terms of this Contract permit postponement or extension of the Delivery Date shall constitute Permissible Delay and shall extend the Delivery Date for any net delay caused thereby.

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ARTICLE X      WARRANTY OF QUALITY
1.	Extent of Builder’s responsibility
Save as provided for below, and provided always that the deficiencies have been rectified within a reasonable time, the Builder shall have no responsibility for defects or the consequences thereof (including loss of profit and loss of time) discovered after the Delivery and Acceptance of the Vessel.
2.	Guarantee
The Builder undertakes to repair and rectify at its own cost and expense and free of charge to the Buyer, any defects — including latent defects or deficiencies — concerning the Vessel or parts thereof, which are caused by faulty detail design, defective material and/or poor workmanship on the part of the Builder, its servants, employees or Subcontractors, but excluding defects arising after delivery due to normal wear and tear or improper handling of the Vessel or caused or aggravated by omission or improper use or maintenance of the Vessel on the part of the Buyer, its servants or agents and excluding Buyer’s Supplies.
The Builder’s liability as stated herein shall terminate if the defects as aforesaid have not been discovered within the Guarantee Period of 24 months unless otherwise provided for in the Contract. Some smaller suppliers may not accept a guarantee period up to 24 months. The Builder shall in such event notify the Buyer in writing before accepting a shorter guarantee period, in which case the guarantee period for these eventual items shall correspond with the actual period allowed by the sub supplier . Under no circumstances shall the guarantee period for any equipment be less than 12 months.
Any such defects shall be notified to the Builder as soon as possible after discovery, and at the latest within 8 days after expiry of the Guarantee Period. Such notice shall include particulars of the deficiency in such detail as can reasonably be expected.
If defects could only be discovered on dry docking the vessel, notice of such defect(s) need not be tendered before the Vessel is in the dock, but must be tendered before the Vessel leaves the dry-dock.
The Guarantee Period will be extended in the following cases:
(a)	After repair and rectification under this Article X has successfully been carried out, there will be a further period of guarantee of 12 months for the repaired and rectified items, however limited to 36 months from Delivery Date. The further Guarantee Period shall, however, not be less than the original Guarantee Period for any such item. Such additional guarantee period will be granted on all remedial works notified by the Buyer to the Builder in the Guarantee Period, or any extension thereof. The Buyer shall, however, not be entitled to such additional guarantee for deficiencies caused by poor workmanship if the guarantee work has not been performed by the Builder or their Subcontractors.
(b)	If as a result of guarantee works the Vessel has been lying idle in the Guarantee Period for an accumulated period of 30 days or more, the Guarantee Period shall be

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extended by the total number of days the Vessel has been lying idle, whether or not other work is carried out during such period.
3.	Rectification of Defects
If the Builder is liable for defects as aforesaid, its obligations shall be as follows:
(a)	The Builder shall rectify the defect or cause the defect to be rectified at its own costs. Provided the defect is remedied within a reasonable time, the Builder shall have no other liability for any damage or loss caused as a consequence of the defect, except for repair or renewal of the Vessel’s part/parts that have been damaged as a direct and immediate consequence of the defect without any intermediate cause, and provided such part or parts can be considered to form a part of the same equipment or same system. The Builder shall in any event not be liable for any consequential losses as stated herein over and above NOK 500.000,- per average if covered under the standard marine insurance and NOK 2,000,000 per average if not covered by said insurance.

(b)	The repairs, replacements and/or rectifications shall be made at the Builder’s yard.

However, the Buyer may, after having notified the Builder in writing, request the Builder to or cause the necessary repairs, replacements and/or rectifications to be carried out elsewhere. In such case, the Builder shall at its own costs be entitled to forward necessary replacement parts or materials.

The Builder’s liability shall in such case be limited to pay the cost of repairs including travelling and forwarding expenses (unless paid by Subcontractors), but limited to the price of the work which the Builder would normally charge at its yard.

In any case, the Builder shall co-operate with the Buyer to find proper solutions to rectify the deficiency.

(c)	The Vessel shall, unless the repair or replacement conveniently may be carried out at sea, in any case be taken at the Buyer’s cost and expense to the place elected for repair and modification, ready for such repairs and modifications. Docking expenses and access works being necessary for performance of the guarantee work shall be for the Builder’s account.

(d)	The Builder shall have the ownership of replaced parts. The Buyer will return such parts to the Builder at Builder’s request and at Builder’s expense. If the Builder fails to present such request within a reasonable time, the Buyer has no responsibility for the replaced parts.

(e)	As a prerequisite for this Shipbuilding Contract the Buyer has entered into supply agreements with a few major suppliers of diesel engines, hereunder (Wärtsilä Diesel), propulsion system (Wärtsilä Lips) and main electrical components (ABB). As a part of, and simultaneously with, the signing of this Contract, these supplier contracts shall be assigned from the Buyer to the Builder. It is hereby agreed and understood that the Builder shall upon receipt of the agreements review the suppliers warranties. If the Builder is of the opinion that the warranties obtained are on less

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customary terms than the Builder usually obtain from these suppliers and the suppliers refuse to improve such terms of warranty within 6 months after the signing of this Contract, the Builder shall notify the Buyer in writing and shall be entitled to limit the guarantee liabilities related to the scope of the supply in the same way as assumed by the relevant suppliers (“back to back”).

4.	Subcontractors’ Guarantees
The Builder shall — upon the Buyer’s request — assign to the Buyer any rights the Builder may have against any Subcontractors, including any right to pursue any claim under the relevant subcontract. This provision shall in no way alter or diminish the Builder’s obligations under the Contract.
The Builder shall endeavour to have provisions in the subcontracts whereby the Buyer may claim against the Subcontractor directly.
5.	Assignment
If the Buyer sells the Vessel during the Guarantee Period and wishes to assign its rights hereunder, such assignment shall be subject to the Builder’s consent, which shall not be unreasonably withheld or delayed.
6.	The Guarantee Engineer
The Builder shall have the right and the Buyer may require the Builder to appoint a Guarantee Engineer to serve onboard the Vessel for such portion of the guarantee period as the Builder or Buyer may decide. The Buyer and its employees shall provide the Guarantee Engineer with full co-operation in carrying out his duties. The Buyer shall accord the Guarantee Engineer treatment and accommodation comparable to the Vessel’s Chief Engineer, at no cost to the Builder. The Buyer shall pay to the Builder the same wages as a European Chief Engineer as compensation for part of the cost and charges to be borne by the Builder in connection with the Guarantee Engineer, and also direct expenses of repatriation by air to the Guarantee Engineer’s home country.
The Guarantee Engineer shall, at all times and in all respects, be deemed to be the employee of the Builder. The Buyer shall be under no liability whatsoever to the Builder or to the Guarantee Engineer for personal injuries, including death, suffered by the Guarantee Engineer during the time when he is on board the vessel, unless such personal injuries, including death, were caused by gross negligence of the Buyer, or of any of its employees or agents. Nor shall the Buyer be under any liability whatsoever to the Guarantee Engineer for damage to or loss or destruction of property of the Guarantee Engineer, unless such damage, loss or destruction is caused by gross negligence of the Buyer, or of any of its employees or agents. The Guarantee Engineer shall if requested sign a Letter of Indemnity required by the Buyer.

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ARTICLE XI      OWNERSHIP, RISK AND INSURANCE
1.	Ownership and Registration
Except for the intellectual property rights as described in Article XV, which shall at all time be the Buyer’s property, the Buyer shall become the owner of the Vessel upon Delivery and Acceptance thereof.
The Builder may mortgage the Vessel and its materials (excluding Buyer’s Supply if possible) as security for the construction financing, including the provision of refund guarantee(s), for the Vessel subject to the terms of this paragraph. The Buyer shall if necessary give its consent for that purpose. Any such mortgage shall be cancelled and deleted from the relevant registry at the latest on Delivery and Acceptance. The mortgagee shall, latest upon the registration of the mortgage, provide the Buyer with a confirmation stating that the mortgage will be released and deleted at the latest on Delivery and Acceptance.
Any materials, parts, machinery or equipment purchased by the Builder and appropriated for the Vessel which are not utilised for the Vessel shall remain the property of the Builder after Delivery and Acceptance of the Vessel.
The Buyer may register the Contract and the Vessel under construction in accordance with the rules of the Norwegian Maritime Act with the Builder as title holder.
2.	Risk and Insurance

(a)	Until Delivery and Acceptance, the Builder bears the risk of loss of or damage to the Vessel, materials, parts, machinery, boilers and equipment.

(b)	The Builder will arrange and pay for building insurance with underwriters acceptable to the Buyer on customary “All Risk” terms. The insurance shall comprise necessary fire and transport insurance of material and equipment which the Builder procure from Subcontractors. The insurance shall also cover the hull during construction in Romania and during towing to Norway. The Builder is not obliged to insure the transport of Buyer’s Supplies.

The insured amount shall as a minimum cover the aggregate of the instalments paid by the Buyer pursuant to Article III from time to time together with interest thereon.

By paying extra insurance premiums the Buyer may require that the building insurance is increased to cover a specified and agreed scope of Buyer’s Supplies and Buyer’s project costs. Further, by paying extra insurance premiums the Buyer may require that the building insurance is increased to cover the rebuilding value at any time.

The Buyer shall receive copies of the policies.

(c)
(i)	The insurance policies shall be taken out in the joint names of the Builder and the Buyer.

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(ii)	The Builder may collect direct from the insurance company any sums in respect of its own losses.

(iii)	In the event of partial damage which is to be repaired and which is recoverable under the insurance policies, the Builder may collect advance instalments under the policy payable as the repair work progresses.

The proceeds recovered under the insurance policies shall be applied to repairs satisfactory to the Class and Regulatory Bodies, and the Buyer shall accept the Vessel under the Contract if completed thereafter in compliance with the Contract.

(iv)	If prior to its delivery the Vessel sustains such heavy damages that the Builder has no obligation to rebuild the Vessel, or if the parties and the insurance company agree on total / constructive / compromised total loss then the proceeds under the insurance shall be paid as follows:
(a)	The Buyer will recover direct from the insurance company an amount equal to the instalments paid together with interests in accordance with the terms of the Contract.

The Buyer will further collect direct from the insurance company any extra proceeds recoverable under an insurance policy taken out for Buyer’s account in accordance with Article XI clause 2 (b) above.

To the extent that the Buyer and the Builder, in accordance with subclause 2 (b) above, have agreed to cover Buyer’s Supplies and/or Buyer’s project costs under Builder’s building insurance policy, the Buyer shall further collect payment for Buyer’s Supplies and/or Buyer’s project costs covered by the insurance policies. The latter claim shall, however, be subordinated the Builder’s claim against the proceeds recoverable under the insurance policy.

(b)	The remaining part of the insurance proceeds shall be paid to the Builder.

(c)	Notwithstanding the above; should the parties agree to continue with the Contract and rebuild the Vessel, the proceeds of the insurance policies shall be paid to the Builder as set out in this Article XI clause 2 (c) (iii) above. Such contract will include a possible revised Delivery Date.

(d)	The Builder shall for its own account insure the Vessel on terms that are normally used for insuring vessels under construction at Norwegian yards (The Norwegian Marine Insurance Plan 1996 (version 2003), Chapter 19, or similar). This building insurance shall be maintained until the Vessel is delivered to and taken over by the Buyer.

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(e)	War risk insurance for the Vessel with accessories shall be taken out only at the request of the Buyer and for its account.
ARTICLE XII      DEFAULT PROVISIONS
1.	Builder’s Default — Cancellation by Buyer
The payment of any sums under this Contract by the Buyer prior to delivery of the Vessel shall be by way of advances to the Builder. In the event that the Buyer shall exercise its right of cancelling the Contract under and pursuant to any of the provisions of the Contract specifically permitting the Buyer to do so (inclusive of cancellation due to total loss), then the Buyer shall notify the Builder in writing or by telefax confirmed by registered mail, and such cancellation shall be effective as of the date notice thereof is received by the Builder.
Upon such cancellation the Builder shall promptly either accept the notice of cancellation , or declare its intention to dispute the same under the provisions of Article XIX hereof.
Upon cancellation the Builder shall refund all sums paid by Buyer to the Builder under Article III hereof, including interest thereon at the rate of 6 % per annum from the date of payment to the date of refund. The Builder shall also return Buyer’s Supplies, or if they cannot be returned, the Builder shall pay to the Buyer an amount equal to the Buyer’s costs for such equipment.
Save for the Builder’s obligation to refund amounts as set out above, the Builder shall have no liability for any other loss suffered by the Buyer caused by a cancellation pursuant to this Article XII, clause 1, first paragraph.
2.	Buyer’s Default — Disputes regarding Payment

(a)	If the Buyer fails to make payments as provided for in Article III clause 3, the Builder shall by written notice or by telefax confirmed by registered mail to the Buyer request payment of the unpaid amount. If the amount has not been paid within 7 Banking Days from receipt of such notice, the Builder may postpone the commencement of or stop the work on the Vessel and enforce payment of the claim, the net loss of time caused thereby being Permissible Delay under the Contract.

(b)	If 21 days have elapsed from the receipt of the above notice without the Buyer having paid or provided acceptable security, the Builder may cancel the Contract.

In either case the Builder may claim compensation for losses caused thereby.
Notwithstanding the above, if there is a dispute in respect of the Buyer’s payment obligation, the Builder has no right to postpone the commencement or stop the work or cancel the Contract, if the Buyer provides security acceptable to the Builder for the disputed unpaid amount.

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3. Insolvency
If proceedings are commenced by or against the Buyer or Builder for winding up, dissolution or reorganisation (except in case of merger) or for the appointment of a receiver, trustee or similar officer, or if bankruptcy is opened, the party who is not subject to such proceedings shall have the right to cancel this Contract.
Upon such cancellation, the Builder shall refund all sums paid by Buyer to the Builder under Article III hereof, including interest thereon at the rate of 6% per annum from the date of payment to the date of refund. The Builder shall also return Buyers Supplies, or if they cannot be returned, the Builder shall pay to the Buyer an amount equal to the Buyer’s costs for such equipment.
Notwithstanding the preceding paragraphs of this clause 3, if bankruptcy is opened against the builder, and provided that the bankruptcy is not opened based on a petition from the Buyer or caused by the Buyer’s failure to make payments provided for in Article IV clause 3, the Buyer may elect to cancel this Contract and to take full possession of the Vessel.
In event that the Buyer shall decide to take full possession of the Vessel the Buyer shall give notice in writing to the Builder. The Builder shall thereupon immediately:
a)	secure the immediate discharge of all liens, claims, mortgages or other encumbrances upon the Vessel;

b)	complete all works required as a minimum to permit the Vessel to depart from the shipyard in a safe and seaworthy condition, remove its employees, agents and contractors, together with their equipment, from the Vessel and render all necessary assistance to the Vessel in leaving the shipyard at the earliest moment convenient to the Buyer; and

c)	upon payment of settlement as described below, execute and deliver to the Buyer an original of the Protocol of Delivery and Acceptance together with any and all documentation in such form and such manner as the Buyer shall in its reasonable discretion determine shall be required or desirable.
All risk of loss of the Vessel shall in such circumstances transfer to the Buyer upon execution by the Buyer of the Protocol of Delivery and Acceptance following receipt of all of the documentation received above.
Concurrently with the delivery of the Vessel as aforesaid, the Buyer shall pay to the Builder the value of the vessel as per removal from Builder’s yard and confirm cancellation (redelivery) of the Refund Guarantee(s) and the Performance Guarantee.
In the event of any disagreement as to the amount to be paid by the Buyer as set out herein above, the Buyer may by paying the entire amount demanded by the Builder require the Builder to provide a bank guarantee or other security satisfactory to the Buyer for the disputed amount. The Builder cannot in such case refuse to deliver the Vessel. If the Builder does not wish to issue security for the disputed part of the claim, the Buyer is entitled to take delivery of the Vessel against payment of the undisputed amount and provide a bank guarantee or other security satisfactory to the Builder for the disputed part of the claim. Security which has

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been issued by a party pursuant to this sub-clause terminates automatically unless the other party has brought legal action pursuant to Article XIX below within 3 months from date of issue of the security. The costs of security shall be shared proportionately between the parties according to the final outcome of the dispute.
The Buyer’s right to take full possession of the Vessel as aforesaid shall be registered over the Vessel in the relevant Shipbuilding Registry, if any, with priority after the mortgages enabling protection (“rettsvern”) against the Builder’s other creditors. The Buyer shall prepare the relevant documents and carries the responsibility and cost in connection with the registration. If registering the declaration in the Norwegian shipbuilding registry is impossible this paragraph shall be void.
Save as for the Builder’s obligations as set out above, neither the Builder nor the Buyer shall have any liability for losses suffered by the other party caused by the cancellation or the Buyer’s election to take full possession of the Vessel pursuant to this Article XII, clause 3.
ARTICLE XIII ASSIGNMENT
Neither of the parties hereto shall assign the Contract to a third party unless prior consent of the other party is given in writing, such consent not to be unreasonably withheld.
The Buyer shall however have the right to sell the Vessel under construction through a novation of the Contract to a third party or on delivery as a completed Vessel. In case of such sale, and conditional upon that the Builder has received evidence satisfactory for the Builder and the Builder’s bank that the purchaser has the financial ability necessary to comply with all Buyer’s obligations hereunder, the Buyer shall be released against its obligations hereunder. In lack of such evidence on assignee’s financial ability, the assignor shall remain liable under this Contract until full payment has been made, and this liability shall be confirmed in form of a guarantee from assignor.
The Builder shall arrange for (and ensure that the guarantor arrange for) transfer of all guarantees in case of such sale to the purchaser and shall also acknowledge receipt of all assignment notices.
Subject to the foregoing the Contract shall endure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of the parties hereto.
ARTICLE XIV TAXES AND DUTIES
1. Taxes and Duties in the country of the Builder
The Builder shall bear and pay all taxes and duties imposed in the country of the Builder in connection with the execution and/or performance of the Contract, excluding any taxes and duties imposed in the country of the Builder upon the Buyer’s Supplies.

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2. Taxes and Duties outside the country of the Builder
The Buyer shall bear and pay all taxes and duties imposed outside the country of the Builder in connection with the execution and/or performance of the Contract, except for taxes and duties imposed upon those items to be procured by the Builder for construction of the Vessel.
ARTICLE XV PATENTS, TRADEMARKS, COPYRIGHTS
The Ramform design, and the seismic knowhow and data furnished by the Buyer specifically for this project, and which is not previously known to the Builder or part of the public domain, is and shall remain to be solely the intellectual property of the Buyer. The Buyer has an exclusive right to utilise the Ramform design in the seismic industry and nothing in this Contract shall be deemed to be a transfer of such intellectual property and patent rights to the Builder. This provision shall not diminish the Builder’s and Mortgagee’s right under this Contract to dispose of the Vessel in a situation of cancellation due to Buyer’s default.
Machinery and equipment of the Vessel may bear the patent numbers, trademarks or trade names of the manufacturers.
The Builder shall defend and hold harmless the Buyer from patent, trade mark, copyright or other intellectual property liability or claims of any nature or kind, including costs and expenses for, or on account of any intellectual property rights made or used in the performance of the Contract, or the Buyer’s use of the Vessel, and also including costs and expenses of litigation, if any.
Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by the Contract, and all such rights including the design of the Vessel are hereby expressly reserved to the true and lawful owners thereof.
The Builder’s warranty hereunder does not extend to the Buyer’s Supplies.
ARTICLE XVI BUYER’S SUPPLIES
1. Responsibility of Buyer
(a)	The Buyer shall, at its own risk, cost and expense, supply and deliver to the Builder all of the items to be furnished by the Buyer, as specified in the Specifications and as defined in Article I, at warehouse or other storage facility of the Builder in a proper condition ready for installation in or on the Vessel, in accordance with the time schedule designated and advised by the Builder to the Buyer.

(b)	In order to facilitate installation by the Builder of the Buyer’s Supplies in or on the Vessel, the Buyer shall furnish the Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by all applicable rules and regulations. If so reasonably requested by the Builder, the Buyer shall without any charge to the Builder, provided always that such installation is not Builder’s responsibility pursuant to the Specifications, cause the representatives of the manufacturers of the Buyer’s Supplies to assist the Builder in

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installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustments at the Builder’s yard.

(c)	Any and all of the Buyer’s Supplies shall be subject to the Builder’s reasonable right of rejection, when and if they are found to be unsuitable or in improper condition for installation.

(d)	Should the Buyer fail to deliver any of the Buyer’s Supplies within the time designated, the Delivery Date shall be automatically extended for the period by which the failure actually caused a delay in the delivery of the Vessel.

(e)	If delay in delivery of any of the Buyer’s Supplies exceeds thirty (30) days, then the Builder shall be entitled to proceed with construction of the Vessel without installation thereof in or on the Vessel as hereinabove provided, and the Buyer shall accept and take delivery of the Vessel so constructed, unless such delay is caused by Force Majeure in which case the provision Article XVI, 1(d) shall apply.
2. Responsibility of Builder
The Builder shall be responsible for storing and handling with due diligence the Buyer’s Supplies after delivery thereof at the Builder’s yard, and shall, at its own cost and expense, install them in or on the Vessel, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the Builder shall not be responsible for the quality, efficiency and/or performance of any of the Buyer’s Supplies.

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ARTICLE XVII NOTICES
1. Address
Any and all notices and communications in connection with the Contract shall be addressed as follows:

To the Buyer:	PGS Geophysical AS
Attention Rune O. Pedersen
Telephone	+47 67 52 64 00
Telefax	+47 67 52 64 64
E-mail	rune.olav.pedersen@pgs.com

To the Builder:	Aker Yards AS, Langsten
Attention Peter Tennfjord
Telephone	+47 71 18 35 00
Telefax	+47 71 18 35 01
E-mail	peter.tennfjord@akeryards.com
2. Language
Any and all written notices and communications in connection with the Contract shall be in the English language.
ARTICLE XVIII ENTIRE CONTRACT
The Contract contains the entire contract and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of the Contract.
ARTICLE XIX GOVERNING LAW, DISPUTE AND ARBITRATION
1. Governing Law
The parties hereto agree that the validity and interpretation of the Contract and of each Article and part thereof shall be governed by the laws of the Kingdom of Norway.
2. Arbitration
Any dispute between the parties concerning the Contract shall be settled with final and binding effect for both parties by Arbitration in Oslo, Norway. The parties will jointly appoint three arbitrators of which at least one shall be a lawyer admitted to practice in Norway. If the parties fail to agree on the choice of arbitrators within 14 days from presentation by either party of a written demand for arbitration, each party shall appoint one arbitrator, and the two so appointed shall appoint a third arbitrator who shall act as the chairman of the arbitration panel. If a party fails to appoint an arbitrator within 14 days after he has been requested to do so by the other party, the Chief Justice of the Appeal Court in the

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district where the Builder has its venue shall at the request of either party appoint the arbitrator(s).
The Contract with its Appendices and Exhibits has been drawn up in two identical originals, one for each party.
Tomrefjord, the 15th of November 2006

Aker Yards AS	PGS Geophysical AS

Appendices:
1.	Contract Specification, Ramform 7of 30 March 2006

2.	Drawings regarding New Ramform Seismic Vessel, General Arrangement Profile Deck 01 & Deck 02, 30 March 2006

3.	Drawings regarding New Ramform Seismic Vessel, General Arrangement Decks 1, Deck 2, Deck 3 & Decks 01, 30 March 2006

4.	Drawings regarding New Ramform Seismic Vessel, General Arrangement Deck 4, Deck 5 and below TT, 30 March 2006

5.	Markers List, 30 March 2006

6.	Aker Yards AS – Langsten, NB 213, RAM 7, Paint Specification